EXHIBIT 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, October 26, 2005

APOGEE APPOINTS DANIEL MAYLEBEN CHIEF INFORMATION OFFICER

MINNEAPOLIS, MN (October 26, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced that Daniel Mayleben will join the company October 31 as chief information officer (CIO).

Mayleben, 44, brings more than 20 years financial and operational experience from larger companies as well as entrepreneurial technology environments. Since 2003, he has been chief financial officer (CFO) for HighJump Software, which provides supply chain execution software. From 2000 to 2003, he was CFO at Adaytum, which provides enterprise business planning software. Mayleben was with Honeywell International from 1994 to 2000 in various financial management positions, ending his tenure there as CFO for the security and fire solutions division. From 1983 to 1993, he was with Deloitte & Touche, last serving as a senior audit manager.

“We’re pleased to have Dan join Apogee in our new CIO position, as we focus on better leveraging information technology to facilitate successful implementation of our strategic initiatives and the growth of Apogee,” said Russell Huffer, Apogee chairman and chief executive officer. “We were seeking someone who has a broad management background to augment our executive level bench strength, and Dan brings this along with experience in implementing new enterprise application software, strategic planning and building organizations.”

Apogee Enterprises, Inc. (www.apog.com), Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments: architectural products and services, large-scale optical technologies and automotive replacement glass and services.